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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-45725 and No. 333-39944 of Hamilton Bancorp Inc. on Form S-8 of our report dated March 24, 2000, (December 26, 2000, as to Note 16 and May 25, 2001 as to
Note 17 and the effects of the restatement described in Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an emphasis of a matter described in Note 17), appearing in this amendment to the Annual Report on Form 10-K/A-2 of Hamilton Bancorp Inc. for the year ended December 31, 1999.


DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
June 7, 2001